SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 8)

                       Electro Scientific Industries, Inc.
                      ------------------------------------
                                (Name of issuer)

                     Common Stock, no par value per share
                     ---------------------------------------
                         (Title of class of securities)

                                    285229100
                                  ------------
                                 (CUSIP number)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          EQSF Advisers, Inc.
          (EIN 13-3354359)
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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [   ]
                                                                     (b)  [   ]
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  3       SEC USE ONLY
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  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          New York Corporation

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                                  5      SOLE VOTING POWER
                                             2,500,000
           NUMBER OF            ------------------------------------------------
                                ------------------------------------------------
            SHARES                6      SHARED VOTING POWER
         BENEFICIALLY                        None
           OWNED BY             ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER
                                             2,547,200
             WITH               ------------------------------------------------
                                ------------------------------------------------
                                  8       SHARED DISPOSITIVE POWER
                                             None
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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,547,200

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 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
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 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              9.36%

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          TYPE OF REPORTING PERSON*
 12
                   IA

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          M.J. Whitman Advisers, Inc.

          (EIN 13-3686379)

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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [   ]
                                                                     (b)  [   ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3       SEC USE ONLY
--------------------------------------------------------------------------------
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  4       CITIZENSHIP OR PLACE OF ORGANIZATION
               New York Corporation

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                                  5      SOLE VOTING POWER
                                              545,250
           NUMBER OF            ------------------------------------------------
                                ------------------------------------------------
            SHARES                6      SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                           None
                                ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER
                                             576,605
                                ------------------------------------------------
                                ------------------------------------------------
             WITH                 8       SHARED DISPOSITIVE POWER
                                                None
--------------------------------------------------------------------------------
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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               576,605
--------------------------------------------------------------------------------
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 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               2.12%

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          TYPE OF REPORTING PERSON*
 12
                   IA

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   Martin J. Whitman


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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)   [   ]
                                                                  (b)   [   ]
--------------------------------------------------------------------------------
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  3       SEC USE ONLY
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  4       CITIZENSHIP OR PLACE OF ORGANIZATION
                    USA

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                                  5      SOLE VOTING POWER
           NUMBER OF                              None  (See Item 4)
                                ------------------------------------------------
                                ------------------------------------------------
                                  6      SHARED VOTING POWER
           SHARES                                  None
         BENEFICIALLY
           OWNED BY             ------------------------------------------------
                                ------------------------------------------------
             EACH                 7      SOLE DISPOSITIVE POWER
                                                 None  (See Item 4)
                                ------------------------------------------------
                                ------------------------------------------------
          PERSON WITH            8       SHARED DISPOSITIVE POWER
                                                  None
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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   -0-    (See Item 4)

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 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
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 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               -0-

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 12       TYPE OF REPORTING PERSON*

                   IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a)      NAME OF ISSUER:
                  ---------------
                  Electro Scientific Industries, Inc. (the "Issuer").

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES OR, IF NONE,
                  RESIDENCE:
                  --------------------------------------------------------------
                   13900 N.W. Science Park Drive, Portland, Oregon 97229
Item 2.

         (a)      NAME OF PERSON FILING:
                  ----------------------

                  This schedule is being jointly filed by EQSF Advisers, Inc. ("EQSF"), M.J. Whitman Advisers, Inc. ("MJWA") and Martin J. Whitman, the Chief Executive Officer of EQSF and MJWA and controlling person of EQSF and MJWA. (EQSF, MJWA and Martin J.Whitman are sometimes collectively referred to hereinafter as "Filer"). Attached hereto as an exhibit is a copy of the jointSchedule 13G filing agreement among the reporting persons.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  -------------------------------------

                  The address of the principal executive office of EQSF, MJWA and Mr. Whitman is: 767 Third Avenue, New York, New York 10017-2023.

         (c)      CITIZENSHIP:
                  ------------

                  The citizenship or place of organization of each of the reporting persons is as follows:

                  EQSF
                  ----
                  New York State Corporation.


                  MJWA
                  ----
                  New York State Corporation.


                  MARTIN J. WHITMAN
                  -----------------
                  United States Citizen.


         (d)      TITLE OF CLASS OF SECURITIES:
                  -----------------------------
                  Common Stock, no par value per share.

         (e)      CUSIP NUMBER:
                  -------------
                  285229100

Item 3. IF THIS STATEMENT IS BEING FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
-----------------------------------------------------------------------

                  (e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940 (EQSF and MJWA).

Item 4.  OWNERSHIP.
         ---------

                  (a)&(b) EQSF beneficially owns 2,547,200 shares, or 9.36% of the class of securities of the issuer. MJWA beneficially owns 576,605 shares, or 2.12%.

                  (c)  (i) EQSF: 2,500,000
                           MJWA: 545,250


                        (ii) Not applicable.

                       (iii) EQSF: 2,547,200
                             MJWA: 576,605

                       (iv) Not applicable.

         Mr. Whitman disclaims beneficial ownership of all such shares.

Item 5.  Ownership of Five Percent or Less of a Class.
         ---------------------------------------------
                  Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ----------------------------------------------------------------

     Third Avenue Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 1,896,900 of the shares reported by EQSF, Third Avenue Small-Cap Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 220,600 of the shares reported by EQSF, Third Avenue Value Portfolio of the WRL Series Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 215,800 of the shares reported by EQSF, Style Select Series Small-Cap Value Portfolio, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 42,400 of the shares reported by EQSF, Third Avenue Value Portfolio of the Third Avenue Variable Series Trust, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 81,500, Legends Funds, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of,42,800 of the shares reported by EQSF, American Express Variable Annuity, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of 2,800 of the shares reported by EQSF, American Express Partners Small Cap Value Fund Portfolio, an investment company registered under the Investment Company
Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 44,400 of the shares reported by EQSF. Various clients for whom MJWA acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, the shares reported by MJWA.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
        ------------------------------------------------------------------------

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group.
         ----------------------------------------------------------
                  Not applicable.

Item 9.  Notice of Dissolution of Group.
         -------------------------------
           Not applicable.

Item 10. Certification.
         --------------
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               September 10, 2001
                                            -----------------------
                                              (Date)




                                            EQSF ADVISERS, INC.

                                            By:/s/ MARTIN J. WHITMAN
                                            --------------------------
                                            Martin J. Whitman
                                            Chairman, President and
                                            Chief Executive Officer


                                            M.J. WHITMAN ADVISERS, INC.

                                            By:/s/ MARTIN J. WHITMAN
                                            --------------------------
                                            Martin J. Whitman
                                            Chairman and Chief Executive Officer

                                            /s/  MARTIN J. WHITMAN
                                            --------------------------
                                            Martin J. Whitman, President